Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, by and between Ballistic Recovery Systems, Inc., a Minnesota corporation (the “Company”), and Larry Williams (the “Executive”) is entered into on this 6th day of May, 2005 (the “Effective Date”).

INTRODUCTION

A.                                   The Company is a Minnesota corporation that desires to employ Executive in accordance with the terms and conditions stated in this employment agreement (the “Agreement”), and wishes to obtain reasonable protection against unfair competition from Executive following a termination of employment and to further protect against unfair use of its confidential business and technical information; and Executive is willing to grant the Company the benefits of a covenant not to compete for these same purposes.

B.                                     Executive wishes to receive compensation from the Company for Executive’s continued services and desires to accept continued employment pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Executive, each intending to be legally bound, hereby agree as follows:

1.                                      Employment.  Subject to all of the terms and conditions of this Agreement, the Company hereby agrees to employ Executive as the Company’s Chief Executive Officer, President and Chief Operating Officer and Executive hereby accepts such employment, and agrees to serve the Company with undivided loyalty and to the best of his ability.  Executive shall report to and take direction from the Company’s Board of Directors.

2.                                      Term.  Unless terminated earlier according to the provisions of Section 5, Executive’s employment shall commence as of the Effective Date and shall continue for a period of three (3) years from the Effective Date (the “Term”).

3.                                      Duties.  Executive will devote substantially all of his business hours to and, during such time, make the best use of his energy, knowledge, and training in advancing the Company’s interests.  In addition, Executive may: (i) devote a reasonable amount of time and attention to civic, charitable, or social organizations; (ii) engage in such other activities as are specifically approved in writing by the Company’s Board of Directors (the “Board”); and (iii) make passive personal investments which do not conflict with the Company’s business nor require Executive to devote any significant amount of business time to such investment activity.  Executive’s duties and responsibilities shall include, without limitation, assisting in the management of the Company’s routine day-to-day business operations, business development and servicing of client accounts, and such other duties and responsibilities as may be assigned by the Board or set forth in the Company’s Bylaws.

4.                                      Compensation.

(a)                                  Base Salary.  In consideration for Executive’s services under this Agreement, the Company hereby agrees to pay Executive an annual salary of One Hundred Fifty-Five

Thousand Dollars ($155,000.00) (the “Base Salary”).  The Base Salary shall be paid on an at least monthly basis in accordance with the Company’s standard payroll procedures.

(b)                                  Bonus.  During each year of the Term, Executive is eligible for an annual bonus of up to 100% of the Base Salary for such fiscal year of the Company (the “Bonus”).  The Bonus will be broken down into two components:  a non-discretionary bonus (the “Non-Discretionary Bonus”) and a discretionary bonus (the “Discretionary Bonus”) as set forth below.  The Bonus compensation is a gross bonus subject to withholding for federal and state income taxes and all other required deductions.

(i)                                    Non-Discretionary Bonus.  Executive shall be eligible for a Non-Discretionary Bonus not to exceed 75% of the Executive’s Base Salary for such fiscal year if Executive meets certain performance goals of the Company as determined by the Board’s Compensation Committee.  The Non-Discretionary Bonus shall be paid to Executive within 75 days of fiscal year-end; provided that the Company has received its audited financial statements for such fiscal year within such 75-day period.  The Board’s Compensation Committee, in its sole discretion, shall set performance goals for each year of the Term, and shall provide a copy of such performance goals in writing to Executive at least 30 days prior to the commencement of the time period to which the performance goals apply.  The performance goals relating to the Non-Discretionary Bonus for the fiscal year ending September 30, 2005 (“Fiscal Year 2005”) are set forth on Appendix A hereto.  Thereafter, the Board shall establish the performance goals relating to the Non-Discretionary Bonus in its sole discretion.  The Board’s Compensation Committee shall retain the right, in its sole discretion, to alter the performance goals during any fiscal year of the Term; provided that, promptly upon such alteration, the Board’s Compensation Committee shall notify Executive in writing of such alteration.

(ii)                                Discretionary Bonus.  Executive shall be eligible for a Discretionary Bonus not to exceed 25% of Executive’s Base Salary for such fiscal year.  The Discretionary Bonus shall be determined in the sole discretion of the Board’s Compensation Committee based upon Executive’s performance, and shall be paid to Executive within 75 days of fiscal year-end; provided that the Company has received its audited financial statements for such fiscal year within such 75-day period.  Terms and conditions applicable to the Discretionary Bonus for Fiscal Year 2005 are set forth on Appendix A hereto.  Thereafter, the Board’s Compensation Committee shall establish the terms and conditions applicable to the Discretionary Bonus as determined in the Board’s Compensation Committee’s sole discretion.

(iii)                            Form of Bonus.  The aggregate Bonus, including both Discretionary and Non-Discretionary Bonuses, to be paid to Executive for any fiscal year during the Term shall be subject to the following:

a.               25% of the aggregate Bonus shall be paid to Executive in the form of unrestricted and unregistered shares of common stock of the Company.  The number of shares of common stock Executive shall receive pursuant to this Section 4(b) shall be equal to the quotient of (i) 25% of the aggregate Bonus to be paid to Executive for such fiscal year, (ii) divided by the average value of the Company’s common stock over the proceeding twelve (12) months, as determined based on the average of the closing bid and asked prices reported during such twelve-month period, less ten percent (10%) (the “Bonus Conversion Ratio”).  Executive understands that the Company has no obligation to register such shares and, accordingly, such shares must be sold in compliance with applicable federal and state securities laws and Company policy, including Rule 144 of the Securities Act of 1933, as amended, in addition; federal and state insider trading laws and the Company’s Insider Trading Policy.

b.               At the option of Executive, up to an additional 50% of the aggregate Bonus to be paid to Executive for such fiscal year shall be paid in the form of unrestricted and unregistered shares of common stock of the Company, as determined by the Bonus Conversion Ratio.

(c)                                  Benefits.  Executive shall be entitled to the employee benefits as provided by the Company to its management team.  The Company reserves the right, in its sole discretion, to alter the terms of such benefits at any time and from time to time.

(d)                                  Reimbursement.  The Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive on the Company’s behalf; provided, however, that Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended, and in accordance with any standard policies of the Company relating to reimbursement of business expenses as such policies exist or may be implemented in the future.

5.                                      Termination.  Prior to the expiration of the Term, this Agreement may be terminated under the provisions of this Section 5.

(a)                                  Voluntary Termination.  Executive may voluntarily terminate his employment hereunder for any reason and at any time after giving at least 30 days’ prior written notice thereof to the Board.

Upon such a voluntary termination, Executive shall have no further rights against the Company hereunder, except for the right to receive: (i) any unpaid Base Salary with respect to the period prior to the effective date of termination; (ii) any declared but unpaid Bonus with respect to the period prior to the effective date of termination; and (iii) reimbursement of expenses to which Executive is entitled under Section 4(d).

(b)                                  Termination Without Cause.  If the Company terminates this Agreement without cause, Executive shall have the right to receive:  (i) any unpaid Base Salary with respect to the period prior to the effective date of termination; (ii) reimbursement of expenses to which Executive is entitled under Section 4(d); and (iii) Executive’s then-current Base Salary for an 18-month period after the date of such termination (the “Severance Payment”), payable over an 18-month period in the same manner as Base Salary is paid.  The right to receive (iii) above shall be conditioned upon the Company receiving a full release from Executive in a form reasonably acceptable to the Company.

For purposes of this Agreement, a reduction in Executive’s Base Salary by the Company during the Term occurring within twelve (12) months after a Change of Control of the Company shall constitute a Termination Without Cause under this Section 5(b).  “Change of Control” shall mean the occurrence of any of the following:  (i)  the acquisition (other than from the Company directly) by any person, entity or group, within the meaning of § 13(d) or 14(d) of the Securities Exchange Act of 1934, of beneficial ownership of twenty-five (25%) percent or more of the outstanding shares of the Company’s common stock; (ii)  a merger, reorganization or consolidation whereby the shareholders of the Company immediately prior to such merger, reorganization or consolidation do not, immediately after consummation of such merger, reorganization or consolidation own more than fifty (50%) of the voting stock of the surviving entity; or (iii) the liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

(c)                                  Termination For Cause.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below) by giving notice to Executive stating the basis for such termination.  Any Termination under this Section 5(c) shall be effective immediately upon delivery of the above-described notice or at such other time thereafter as the Company may designate in the notice.  “For Cause” shall mean any of the following: (i) dishonesty, fraud, or material and deliberate injury or attempted injury, in each case related to the Company or its business; (ii) Executive’s conviction of a felony; or (iii) Executive’s continued failure to satisfactorily perform the duties assigned to him pursuant to Section 3 of this Agreement for a period of 30 days after a written demand by the Board for such satisfactory performance, which demand specifically identifies the manner in which it is alleged that Executive has not satisfactorily performed such duties.

If Executive’s employment is terminated For Cause, Executive shall have no further rights against the Company hereunder, except for the right to receive: (i) any unpaid Base Salary with respect to the period prior to the effective date of termination, (ii) any Bonus declared by the Board but unpaid with respect to the period prior to the effective date of termination, and (iii) reimbursement of expenses to which Executive is entitled under Section 4(d).

6.                                      Confidentiality and Noncompetition.

(a)                                  Confidentiality.  As used in this Section 6, “Confidential Information” means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary, but shall not include any information known by Executive prior to the Effective Date.  Any information that Executive reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Executive or others originated it and regardless of how the Executive obtained it).

Except as specifically permitted by an authorized officer of the Company or by written Company policies, Executive will not, either during or after his employment by the Company, use Confidential Information for any purpose other than the business of the Company or disclose it to any person who is not also an executive of the Company unless authorized by the Board.  When Executive’s employment with the Company ends, Executive will promptly deliver to the Company all records and any compositions, articles, devices, apparatuses and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in Executive’s possession, regardless of who prepared them and will promptly deliver any other property of the Company in Executive’s possession (all such foregoing items, the “Materials”), whether or not Confidential Information.  The foregoing sentence shall not apply to any Materials produced by Executive prior to the Effective Date.

(b)                                  Competitive Activities.  Executive agrees that, during the Term and for a twelve-month period afterwards, Executive will not alone or in any capacity with another entity:  directly engage in any commercial activity that competes with the Company’s Business (as defined below) within any state in the United States or within any country in which the Company directly markets or services products or intends to market or service products.

Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6(b) shall apply in the event that the Executive is terminated without cause for so long as Executive is receiving installments of the Severance Payment.  In addition, this Section 6 shall not apply to any activity of the Executive from and after such time as the Company (i) shall have ceased all Business activities for a period of 60 days, or (ii) shall have made a decision through its Board not to continue, or shall have ceased for a period of 60 days, the Company’s Business activities.

For purposes of this Section 6, “Business” shall mean the design, manufacture, distribution, sale or marketing of emergency parachute recovery systems for use with recreational, general and commercial aviation aircraft and unnamed aircraft or any activity involving or relating thereto.

7.                                      Conflicts of Interest.  Executive agrees that he will not, directly or indirectly, transact business with the Company personally, or as agent, owner, partner or shareholder of any other entity; provided, however, that any such transaction may be entered into if approved by the Board so long as Executives ownership or relationship is disclosed to or otherwise known by the Board.

8.                                      General Provisions.

(a)                                  Successors and Assigns.  This Agreement is binding on and inures to the benefit of the Company’s successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement; provided, however, that the Company may assign this Agreement only in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business.

(b)                                  Amendment.  This Agreement may be modified or amended only by a written agreement signed by both the Company and Executive.

(c)                                  Governing Law and Forum.  The laws of Minnesota will govern the validity, construction, and performance of this Agreement.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both the Company and Executive hereby consent to the exclusive jurisdiction of Minnesota courts for this purpose.

(d)                                  Construction.  Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law.  If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid.  The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e)                                  No Waiver.  No failure or delay by either the Company or Executive in exercising or enforcing any right or remedy under this Agreement will waive any provision of the Agreement.  Nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f)                                    Captions.  The headings in this Agreement are for convenience only and shall not affect this Agreement’s interpretation.

(g)                                 References.  Except as otherwise required or indicated by the context, all references to Sections in this Agreement refer to Sections of this Agreement.

(h)                                 Entire Agreement.  This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

(i)                                    Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered or sent by registered or certified first class mail, postage prepaid, and shall be effective upon delivery if hand delivered, or three days after mailing if mailed to the addresses stated below.  These addresses may be changed at any time by like notice:

If to the Company:	Ballistic Recovery Systems, Inc. 300 Airport Road South St. Paul, MN 55075 Attention: Chairman of the Board

If to Executive:	Larry Williams 14099 N. 99th Way Scottsdale, AZ 85260

(j)                                    Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties.  Each party shall become bound by this Agreement immediately upon signing any counterpart, independently of the signature of any other party.  In making proof of this Agreement, however, it will be necessary to produce only one copy signed by the party to be charged.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned Executive and the Company have executed this Agreement effective as of the Effective Date.

BALLISTIC RECOVERY SYSTEMS, INC.
a Minnesota corporation

By
Robert L. Nelson, Chairman of the Board and
Chairman of the Compensation Committee

Larry Williams

Signature Page – Employment Agreement

EXHIBIT A

Bonus Schedule (Fiscal Year 2005)

I.  Non-Discretionary Bonus (up to 75% of Base Salary for fiscal year)

Executive shall receive a Non-Discretionary Bonus equal to 19.375% of each dollar of after-tax profit of the Company in Fiscal Year 2005; provided that, in no event shall such Non-Discretionary Bonus exceed 75% of Executive’s Base Salary during such fiscal year.

II.  Discretionary Bonus (up to 25% of Base Salary for fiscal year)

Executive will receive a Discretionary Bonus equal to 25% of Executive’s Base Salary for Fiscal Year 2005 if the Company does not incur a net loss during Fiscal Year 2005.

Both the Non-Discretionary Bonus and Discretionary Bonus shall be paid as indicated in Section 4(b)(ii) of the Employment Agreement to which this Exhibit A is incorporated.